FOR IMMEDIATE RELEASE	EXHIBIT 99.1

Contact:	Investor Relations
Phone:	(561) 558-6872
Email:	info@medifirstsolutions.com
Website:	www.medifirstsolutions.com

 MEDIFIRST SOLUTIONS, INC. ANNOUNCES NEW
HEALTHCARE AND WELLNESS DIVISION

Company launches Medi-First Light Therapy Systems to exclusively market and distribute innovative Light Therapy Systems and a unique product line.

Boca Raton, Fl – May 2, 2013 – MEDIFIRST SOLUTIONS, INC. (OTCQB: MFST) is pleased to announce that it will exclusively market and distribute a revolutionary new Botanical LED Light Therapy System including unique skin care and pain relief products. Under the terms of the agreement, with Panacea Photonics Corporation, Medifirst Solutions will be the exclusive distributor for both New York and New Jersey. This exciting new division will operate under the new banner, Medi-First Light Therapy Systems.

CEO Bruce J. Schoengood commented, “We are very excited to offer these amazing products to the vast number of healthcare professionals in the New York tri-state area. What’s remarkable about these products is that professionals across the entire healthcare spectrum can easily incorporate these systems and products into their protocols.” Continues Schoengood, “ The Botanical Light Therapy Systems will appeal to Doctors, Chiropractors, Acupuncturists,  Cosmetologists, Spa and Wellness Centers and most practitioners of Alternative Medicine. This sector represents thousands of healthcare professionals that fall within our exclusive territory and gives us a fantastic opportunity to greatly expand our client base and develop more products to add to our pipeline.”

The patent-pending Light Therapy System, developed by Panacea Photonics, uses special botanical formulas to produce amazing results. The botanical solutions utilize highly researched and artfully blended South American Rain Forest botanicals and are rigorously tested to insure the highest levels of performance & safety. They are formulated with 100% all-natural, naturally harvested, hand-crafted, artfully blended & indigenous tribally sourced botanicals.

Medifirst Solutions continues to make significant progress in establishing business and strategic relationships with industry-leading and innovative organizations. The company goal is to create a diverse portfolio of technology and assets, with a focus on innovative products, while producing revenue and growth within the medical, health and mental health sectors. The company is confident that it will continue to make substantial progress towards achieving our business goals in the coming weeks and months.

About Medifirst Solutions, Inc.

Medifirst Solutions, Inc. is a Nevada corporation that is based in Florida and New Jersey. The company seeks innovative medical and healthcare products and technologies which are targeted to both medical and healthcare professionals and everyday consumers. Medifirst Solutions is developing and establishing both consumer and professional medical and cliental to be used as a pipeline that will allow for distribution of our new products and services. Visit www.medifirstsolutions.com for more information.

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Forward-Looking Statements:  The statements in this press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development are forward-looking statements, and may involve risks and uncertainties, some of which are beyond our control.  Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission.  Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.  We make no commitment to disclose any subsequent revisions to forward-looking statements.